UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2010
DRI Corporation
(Exact Name of Registrant as Specified in Charter)

North Carolina (State or Other Jurisdiction of Incorporation)	000-28539 (Commission File Number)	56-1362926 (IRS Employer Identification No.)

13760 Noel Road, Suite 830 Dallas, Texas (Address of Principal Executive Offices)	75240 (Zip Code)
Registrant’s telephone number, including area code: (214) 378-8992
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.
     On June 15, 2010, Stephen P. Slay, the principal financial and accounting officer for DRI Corporation, resigned his positions as the Company’s Vice President, Chief Financial Officer, Secretary, and Treasurer. Mr. Slay will continue his employment with the Company in a transitional role until approximately September 15, 2010 and possibly thereafter in other capacities to be determined at a later date.
     On June 16, 2010, DRI Corporation appointed Kathleen B. Oher as the Company’s Vice President, Chief Financial Officer, Secretary, and Treasurer, effective June 28, 2010.
     Ms. Oher served as vice president of financial reporting and accounting for the Bombay Company, Inc. from January 2006 to June 2006. She served as DRI Corporation’s Vice President, Chief Financial Officer, Secretary, and Treasurer from June 2006 to March 2007. Ms. Oher continued to work with DRI Corporation as a consultant while pursuing the start up of a management consulting company, Graf Management Group. From July 2007 to April 2010, Ms. Oher served as the corporate controller for Affiliated Computer Services. Ms. Oher returns to DRI Corporation following a term appointment with the Federal Deposit Insurance Corporation as a resolutions and receivership specialist that began in April 2010. A Certified Public Accountant in Texas since July 1992, Ms. Oher also has been employed as an accountant for Ernst & Young LLP, a public accounting firm. Ms. Oher was a 1990 cum laude undergraduate of The University of Texas at Dallas and received an MBA from Southern Methodist University’s Cox School of Business in 2003.
     On June 17, 2010, the Company entered into an Executive Employment Agreement (the “Agreement”), with Ms. Oher, whereby she is to serve as the Company’s Vice President, Chief Financial Officer, Secretary, and Treasurer, effective June 28, 2010. The Agreement is for an initial period of two years ending June 30, 2012, with provisions for annual automatic one-year renewal periods unless either the Company or Ms. Oher provide 90 days’ prior written notice of an election not to so extend the term. The Agreement provides for a minimum annual base salary of $250,000. Ms. Oher shall receive such additional compensation and/or bonus as may be voted to her in the discretion of the Company’s Chief Executive Officer, subject to approval of the DRI Corporation Board of Directors’ Human Resources and Compensation Committee. Ms. Oher will be eligible to participate in the Company’s 2010 Executive Incentive Compensation Plan. Ms. Oher will receive, upon the first day of her employment and eligibility under the DRI Corporation 2003 Stock Option Plan, a grant of stock options to purchase 30,000 shares of the Company’s Common Stock, subject to certain vesting provisions. In the event of a “triggering event,” which includes a change in ownership of the Company of at least 50 percent, or a merger, consolidation, reorganization or liquidation of the Company, Ms. Oher would be entitled to receive a lump sum payment in an amount equal to two times her annual salary, incentive and bonus payments during the most recent 12-month period, if either Ms. Oher elects to terminate the Agreement or if Ms. Oher’s employment is terminated or her duties or authority are substantially diminished following such triggering event. The amount of severance payable upon a triggering event may be reduced to avoid the imposition of any “golden parachute” tax liability, as set forth in the Agreement. The Agreement may be terminated by the Company with or without cause, or by Ms. Oher without cause upon 90 days’ prior written notice to the Company. The Company will be obligated to pay Ms. Oher a severance allowance equal to nine months’ salary if she is terminated without cause. If Ms. Oher terminates the Agreement upon notice and without cause, she will receive compensation for earned vacation time not taken and salary for the 90-day notice period. The Agreement requires Ms. Oher to keep confidential certain of the Company’s technology and trade secrets, and prohibits Ms. Oher from engaging in business competing with the Company during her employment and for one year after termination.

ITEM 9.01	Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1	Executive Employment Agreement by and between DRI Corporation and Kathleen B. Oher, executed June 17, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 18, 2010

DRI CORPORATION
By:	/s/ David L. Turney
David L. Turney
Chairman of the Board of Directors and Chief Executive Officer